UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 28, 2002

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

Delaware 0-28443 23-3011702

(State of Incorporation) (Commission File Number) (IRS Employer Identification No.)

New address

Eden Tower Plaza, 790 Frontage Road, Northfield, Illinois 60093

Registrant's telephone number, including area code (847) 441-2485

(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership

(b)

As reported in form 8-K filed on August 8, 2001, Cytomedix, Inc. (the "Company") filed a voluntary petition for bankruptcy under Chapter 11. On June 14, 2002, the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division (Case No. 01- 27610) (the "Court") confirmed the Company's First Amended Plan of Reorganization with Technical Amendments. On June 27, 2002, the Court approved other technical amendments to the Plan and the Company's First Amended Plan of Reorganization with All Technical Amendments (the "Plan"). Although the Court entered the confirmation order (the "Order") on June 14, 2002, the Plan is not yet effective.

The Confirmed Plan (with all technical amendments to date) is included as an exhibit to this filing. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Plan. The Plan divides Creditors and Equity Interest holders into various Classes, according to their relative seniority and other criteria. The Plan requires, as a precondition to its effectiveness, the deposit of at least $2.8 million in fresh capital into an escrow account to be released to the Company on the Effective Date of the Plan. Under the terms of a private placement in connection with the raising of such funds, New Investors will receive one share of New Common Stock for every dollar invested, plus one New Class A Warrant for every four shares of New Common Stock received and three New Class B Warrants for each twenty shares of New Common Stock received. The Plan does not go effective unless said amounts are released from the escrow account to the Company by July 31, 2002. If the Effective Date occurs, initial distributions of cash and securities under the Plan will occur on or before August 30, 2002.

Under the Plan, all of the Company's Existing Securities are being canceled. Holders of Existing Common Stock on the Effective Date will receive one share of New Common Stock of the Reorganized Company for every five shares of Existing Common Stock so held. Claims of holders of the Company's 12% Senior Notes are being converted to shares of New Common Stock and Series A Convertible Preferred Stock, in such proportions as provided in the Plan. Claims of holders of the Company's 10% Junior Notes are being converted to shares of New Common Stock and Series B Convertible Preferred Stock, in such proportions as provided in the Plan. Depending on whether cash or stock is elected (or presumed to have been elected) by general unsecured creditors of the Company, such creditors either will be paid $0.12 on the dollar in cash in three equal semi-annual installments commencing on the Initial Distribution Date or such claims will be converted into stock at a rate of one share of New Common Stock for every $5.00 in unsecured debt. Holders of Postpetition Senior Secured Notes will convert their claims to shares of New Common Stock and New Warrants in the same proportions described above that are being offered to New Investors. Holders of other Administrative Claims shall have the right to accept cash or equity securities in satisfaction of their claims.

The Company has not yet issued any shares under the Plan and will not issue any shares until the Plan is effective. The Company estimates that there will be approximately 10,166,821 shares of New Common Stock outstanding after issuance of shares under the Plan. This number does not include those shares reserved for distribution under the Company's proposed long-term incentive plan (which amount is not to exceed 15% of total shares issued under the Plan). The holders of Existing Common Stock would receive in the aggregate approximately 2,342,215 shares of New Common Stock in exchange for the estimated 11,711,073 shares of Existing Common Stock outstanding. The Company estimates that holders of Existing Common Stock would hold approximately 20% of the total New Common Stock to be issued.

As of March 31, 2002, the Company' s estimated and unaudited assets totaled $5,830,129. The Company's estimated and unaudited liabilities totaled $10,004,342. Of this amount, it is estimated that $2,888,986 of the liabilities are subject to compromise. The Company cautions investors not to place undue reliance upon this information regarding the Company's assets and liabilities. THIS FINANCIAL INFORMATION HAS NOT BEEN AUDITED OR REVIEWED BY INDEPENDENT ACCOUNTANTS AND MAY BE SUBJECT TO FUTURE RECONCILIATION AND ADJUSTMENTS. This information might not be indicative of the Company's financial condition that would be reflected in the Company's financial statements or in its reports filed pursuant to the Exchange Act. The Company undertakes no obligations to update or revise this financial information.

Item 7. Financial Statements and Exhibits
Exhibit Number	Description of Exhibit
2.01	First Amended Plan of Reorganization with All Technical Amendments
99.01	Order Confirming the Company's Plan of Reorganization - June 14, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytomedix, Inc.

By: /s/Kent Smith

Chief Executive Officer/President

Date: June 28, 2002